Exhibit 99.1

NEWS FROM OVERHILL FARMS, INC.

For Immediate Release

Overhill Stockholders Vote to Approve Merger with Bellisio

Los Angeles, CA– August 6, 2013 –Overhill Farms, Inc. (NYSE MKT: OFI) today announced that its stockholders have voted to approve the previously announced merger of Overhill with a subsidiary of Bellisio Foods, Inc. (the “Merger”) in a transaction valued at approximately $80.9 million.

The Merger was approved by the affirmative vote of 83.8% of Overhill’s outstanding shares of common stock at a special meeting of Overhill’s stockholders held on August 6, 2013.

Overhill expects that the Merger will close on or around August 9, 2013.

ABOUT THE PROPOSED MERGER WITH BELLISIO

In connection with the proposed Merger, Overhill has filed with the Securities and Exchange Commission (“SEC”) and has furnished to Overhill’s stockholders a definitive proxy statement, filed with the SEC on July 1, 2013 (the “Proxy Statement”). A copy of the Proxy Statement and other relevant documents filed by Overhill with the SEC may be obtained at the SEC’s website at www.sec.gov, or by contacting Overhill’s corporate secretary at (323) 582-9977 x3120 or ir@overhillfarms.com.

ABOUT OVERHILL

Overhill Farms, Inc. (www.OverhillFarms.com) is a value-added supplier of custom high quality prepared frozen foods for branded retail, private label and foodservice customers. Its product line includes entrées, plated meals, bulk-packed meal components, pastas, soups, sauces, poultry, meat and fish specialties, as well as organic and vegetarian offerings. Overhill’s capabilities give its customers a one-stop solution for new product development, precise replication of existing recipes, product manufacturing and packaging. Its customers include prominent nationally recognized names such as Panda Restaurant Group, Inc., Jenny Craig, Inc., Safeway Inc., Target Corporation, Pinnacle Foods Group LLC, and American Airlines, Inc. Overhill also sells frozen foods under the Boston Market brand, under exclusive license with Boston Market Corporation.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements relating to the expected timing and completion of the proposed Merger. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risks include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to satisfy closing conditions, (3) the failure of Bellisio to obtain the necessary financing arrangements pursuant to its debt financing commitment letter or otherwise, (4) risks related to disruption of management’s attention from Overhill’s ongoing business operations due to the Merger (whether or not consummated), and (5) the effect of the announcement of the Merger Agreement and proposed Merger (whether or not consummated) on the ability of Overhill to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Overhill undertakes no obligation to release publicly the result of any revisions to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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For Overhill Farms:

James Rudis, Chairman, President and CEO

Overhill Farms, Inc.

323-582-9977

Alexander Auerbach

Auerbach & Co. Public Relations

800-871-2583

auerbach@aapr.com